Exhibit 10.54
409A AMENDMENT TO
EMPLOYMENT AGREEMENT OF PATRICIA WALICKE
     WHEREAS, OXiGENE, Inc. (“OXiGENE”) and Patricia Walicke (“Executive”) entered into an employment agreement as of July 31, 2007 (the “Agreement”);
     WHEREAS, OXiGENE and Executive desire to amend the Agreement to comply with Internal Revenue Code Section 409A; and
     WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
     NOW THEREFORE, the Agreement is hereby amended as follows.
     1. The last sentence of Section 6.2 is amended in its entirety as follows:
“Such payments described in Sections 6.2(a), (b, (c),(d), (e) and (f), unless otherwise required by law, shall be paid or commence to be paid within ninety (90) days of Executive’s termination of employment provided Executive has delivered to OXiGENE and has not thereafter revoked a general release within forty-five (45) days of Executive’s termination of employment.”
     2. Section 6.3(a) is amended in its entirety as follows:
“(a) The Executive shall receive, within sixty (60) days after Executive’s termination of employment:
(i) A lump sum payment of an amount equal to twelve (12) months of Executive’s then current Base Salary; and
(ii) the termination compensation described in Sections 6.2(b), (c), (d), (e) and (f) above, payable as described above.”
     3. Section (i) of the definition of “Change in Control” in Section 6.3 is amended by replacing “50% or more” with “more than 50%.”
     4. The definition of “Change in Control” is amended by adding the following sentence at the end thereof:
“For purposes of this Agreement, a Change in Control must also meet the requirements of a “Change in Control Event” within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5).”

     5. Section 6.6 is amended by adding the following sentence at the end thereof:
“For purposes of this Agreement, Good Reason must also meet the requirements for a good reason termination in accordance with Treasury Regulation §1.409A-1(n)(2), and any successor statute, regulation and guidance thereto.”
     6. Section 10 is amended by adding the following sentence at the end thereof:
“Reimbursements under this Section 10 will be paid within sixty (60) days from the date it is determined that Executive is entitled to payment under this Section 10.”
     7. The following new Section 19 shall be added to the Agreement:
“19. Compliance with Code Section 409A
(a) If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, or any successor statute, regulation and guidance thereto (“Code Section 409A”), any termination of employment triggering payment of such benefits must constitute a “separation from service” under Code Section 409A before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.
(b) It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither OXiGENE nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.
(c) Any reimbursements or direct payment of Executive’s expenses subject to Code Section 409A shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by the Executive. Any reimbursement or right to direct payment of Executive’s expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of Executive’s expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A(a)(1). Any provision inconsistent with Code Section 409A will be read out of the Agreement. For purposes of clarification, this Section 19(d) shall be a rule of construction and interpretation and nothing in this Section 19(d) shall cause a forfeiture of benefits on the part of the Executive.
(e) Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Code Section 409A, and if the Executive is a “Specified Employee” (as defined under Code Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Code Section 409A, the payment of benefits, if any, scheduled to be paid by Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since the Executive’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 19(e) shall be paid in a lump sum after six (6) months have elapsed since the Executive’s termination of employment. Any other payments will be made according to the schedule provided for herein.”
     8. Except as specifically modified herein, the terms of the Agreement, and all terms and conditions of your employment with OXiGENE shall remain in full force and effect.
     IN WITNESS WHEREOF, each of the parties has caused this 409A Amendment to be executed as of December 31, 2008.

Executive:	OXiGENE, Inc.

/s/ Patricia Walicke Patricia Walicke	/s/ John A. Kollins By: John A. Kollins, CEO